EXHIBIT 3

Telephone: (876) 906-2414-7	ATTORNEY GENERAL’S CHAMBERS
Facsimile: (876) 754-5158	2nd Floor – North Tower
E-Mail: attorneygeneral@agc.gov.jm	NCB Towers
2 Oxford Road
Reference Number: : AA266	Kingston 5

February 28, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U.S.A.

Ladies and Gentlemen:

In my capacity as Assistant Attorney General in the office of the Attorney General of Jamaica, I have acted as counsel for the Government of Jamaica (“Jamaica”) with respect to Jamaica’s issuance of U.S.$250,000,000 8.50% Notes due 2036 (the “Notes”) in the form of a takedown from Jamaica’s Registration Statement No. 333-118365 (the “Registration Statement”), filed with the Securities and Exchange Commission of the United States of America (the “SEC”), pursuant to Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”).

In arriving at the opinion expressed below, I have reviewed (i) the Registration Statement, (ii) the prospectus included in the Registration Statement, as amended or supplemented as of February 21, 2006, (iii) the prospectus supplement dated February 21, 2006 filed with the SEC pursuant to Rule 424(b) specifically relating to the Notes (the “Prospectus Supplement”), (iv) the Fiscal Agency Agreement dated as of June 20, 2002 among Jamaica, Deutsche Bank Trust Company Americas and Deutsche Bank Luxembourg S.A., (v) an executed copy of the Authorization of the Issuer dated February 28, 2006 pursuant to which the terms of the Notes were established (together with the Fiscal Agency Agreement, the “Fiscal Agency Agreement”), (vi) the Notes and (vii) the Underwriting Agreement dated as of February 21, 2006 between Jamaica and the Underwriter named therein (the “Underwriting Agreement”). In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such documents, orders, directions, agreements and instruments as I have deemed appropriate, and I have made such investigation of law as I have deemed appropriate as a basis for the opinion expressed below.

EXHIBIT 3

ATTORNEY GENERAL’S CHAMBERS

Page No. 2
Securities and Exchange Commission	February 28, 2006

Based on the foregoing, I am of the opinion that, subject to compliance with the requirements of the Loan Act 1964 and the Loans (Canada, United States of America and Other Specified Countries) Act 1957, the execution and delivery of the Notes were duly authorized by all the necessary action of Jamaica and, when authenticated by the Fiscal Agent in accordance with the Fiscal Agency Agreement and delivered to and paid for by the Underwriter, the Notes when issued constituted valid and legally binding obligations of Jamaica enforceable against Jamaica in accordance with their terms, subject as to enforcement to legal and equitable limitations relating to or affecting enforceability applicable generally applicable to obligations of sovereigns.

This opinion is limited to the laws of Jamaica and to the Registration Statement, the Fiscal Agency Agreement, the aforementioned Authorization of the Issuer, the Underwriting Agreement and the Notes as at the date of this opinion.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Annual Report of the Government of Jamaica on Form 18-K for the year ended March 31, 2005, and to the use of my name under the caption “Validity of the Notes” in the Prospectus Supplement.

In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under the Securities Act or under the rules and regulations of the SEC.

Yours faithfully,

/s/ NICOLE FOSTER PUSEY
Nicole Foster-Pusey
Director – Commercial Affairs Division